EXHIBIT A

FORM OF SECURED PROMISSORY NOTE

$                                                                                 January 28, 2002

        FOR VALUE RECEIVED, the undersigned,________ , an individual, promises to pay to SGI International or order, at San Diego, California, or at such other place as the holder of this Note may from time to time designate, the principal sum of plus interest as computed below.
        Interest on the principal sum of this Note shall be paid at a rate as determined from time to time on the last day of each calendar year beginning with the year 2002 and continuing each year thereafter through and including 2006 by reference to the rate set by the Bank of America in San Francisco as its prime rate, plus one (1.0%) percent until such amount is paid, but such interest rate shall not be in excess of the highest rate permitted by law.
        Payments of principal shall be paid in equal annual installments with interest paid concurrently on December 31, of each of the following years: 2002, 2003, 2004, 2005, and 2006. All payments will be credited first to interest due and then to principal. Accrued but unpaid interest will be added to principal and shall bear interest at the above stated rate.
        All payments of principal and interest due hereunder shall be accelerated and be due and payable immediately upon either the sale of Assembly and Manufacturing Systems, Inc. ("AMS") or substantially all of the assets of AMS. Further, this Note is referred to, arises out of, and is entitled to the benefits of that certain Acquisition Agreement ("Acquisition Agreement") between the undersigned and SGI International of even date herewith. The obligations under this Note are secured by a Pledge Agreement of even date herewith and shall also be governed by and have the benefit of Section 9 of the Acquisition Agreement in the event SGI fails to pay federal or state income taxes owed in accordance with Section 9.
        In the event that there is a default by AMS under the agreement between AMS and California Bank & Trust and the A. H. Kerr Foundation makes payment under its guarantee to that bank, then Borrower shall be obligated to make payment to the A. H. Kerr Foundation until the A. H. Kerr Foundation is repaid for any payments made by it under its guarantee. Thereafter, until all payments under the Notes are made in full, Borrower shall make all further payments to SGI. For the avoidance of doubt, the intent of this provision is to reallocate funds that would be otherwise paid to SGI to the A. H. Kerr Foundation, until any payments the A. H. Kerr Foundation makes under its guarantee are repaid. Borrower shall never be obligated under this Note to pay more than the amounts set forth in this Note or to pay at any time other than as set forth in this Note.
        Further, in the event, and only in the event that the One Hundred Thousand Dollars ($100,000) and all interest thereon owed by AMS to California Bank & Trust is paid off timely and the guarantee of the A. H. Kerr Foundation is released with no payment of any kind made by the A. H. Kerr Foundation, then the principal owed by borrower shall be reduced by the sum of _________ ($____) with such reduction occurring by partially offsetting the payment to be made in 2006. Alternatively, if AMS's $100,000 debt to California Bank & Trust is paid off in January or February of 2002 by SGI and/or the A. H. Kerr Foundation, with a $100,000 note by AMS (the "AMS Note") to SGI and/or to the A. H. Kerr Foundation replacing that debt, and then the AMS Note is paid off timely by AMS, then the principal owed by Borrower shall be reduced by the sum of __________ ($_____) with such reduction occurring by partially offsetting the payment to be made in 2006.
        As an alternative to the above, in the event that AMS is obligated to pay One Hundred Thousand Dollars ($100,000) and all interest thereon to California Bank & Trust in February or March of 2002, then Borrower shall have a right to reduce the amount of principal then owed under this Note by the amount of _______________ ($_____).
        There will be no penalty for any prepayment of interest or principal.
        The Borrower shall pay a late charge with respect to any installment due (including principal and interest) which is not received by Lender within 10 days after the date such payment is due hereunder, equal to 3% of such overdue installment amount. Any payment of principal with interest thereon not paid within ten days after the end of each calendar year shall constitute a default (an "Event of Default") by Borrower, if such default is not cured within fifteen (15) days of written notice. Any balance of unpaid principal and accrued interest thereon not previously paid will be due and payable in full on December 31, 2006.

        1. All amounts payable under this Note are payable in lawful money of the United States. Checks will constitute payment only when collected.

        2. Upon any Event of Default, as provided herein, Holder may declare immediately due and payable the entire unpaid principal sum of this Note together with all accrued interest, which will continue to accrue until all of such sum is finally paid.

        3. The undersigned agrees to pay all costs of collection, including but not limited to reasonable attorneys' fees. If any suit or action is instituted to enforce this Note, the undersigned promises to pay, in addition to the costs and disbursements otherwise allowed by law, such sum as the court may adjudge reasonable attorneys' fees in such suit or action.

        4. This Note will be governed by California law.

By: _______________________